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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                      RULES 13d-1(b) AND (c) AND AMENDMENTS
                         THERETO FILED PURSUANT TO 13D-2

                               (AMENDMENT NO. 1)*

                          CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  220 406 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Sevin Rosen Fund IV L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


    NUMBER OF      5      SOLE VOTING POWER
     SHARES               0
  BENEFICIALLY
    OWNED BY       6      SHARED VOTING POWER
      EACH                0
    REPORTING
   PERSON WITH     7      SOLE DISPOSITIVE POWER
                          0

                   8      SHARED DISPOSITIVE POWER
                          0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          None

12        TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                       2
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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          SRB Associates IV L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


    NUMBER OF      5      SOLE VOTING POWER
     SHARES               0
  BENEFICIALLY
    OWNED BY       6      SHARED VOTING POWER
      EACH                0
    REPORTING
   PERSON WITH     7      SOLE DISPOSITIVE POWER
                          0

                   8      SHARED DISPOSITIVE POWER
                          0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          None

12        TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Jon W. Bayless

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

    NUMBER OF      5      SOLE VOTING POWER
     SHARES               56,303
  BENEFICIALLY
    OWNED BY       6      SHARED VOTING POWER
      EACH                0
    REPORTING
   PERSON WITH     7      SOLE DISPOSITIVE POWER
                          56,303

                   8      SHARED DISPOSITIVE POWER
                          0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          56,303

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .4%

12        TYPE OF REPORTING PERSON*

          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Stephen M. Dow

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

    NUMBER OF      5      SOLE VOTING POWER
     SHARES               7,500
  BENEFICIALLY
    OWNED BY       6      SHARED VOTING POWER
      EACH                55,802
    REPORTING
   PERSON WITH     7      SOLE DISPOSITIVE POWER
                          7,500

                   8      SHARED DISPOSITIVE POWER
                          55,802

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          63,302

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .3%

12        TYPE OF REPORTING PERSON*

          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          John V. Jaggers

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

    NUMBER OF      5      SOLE VOTING POWER
     SHARES               36,069
  BENEFICIALLY
    OWNED BY       6      SHARED VOTING POWER
      EACH                0
    REPORTING
   PERSON WITH     7      SOLE DISPOSITIVE POWER
                          36,069

                   8      SHARED DISPOSITIVE POWER
                          0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          36,069

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .2%

12        TYPE OF REPORTING PERSON*

          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Charles H. Phipps

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

    NUMBER OF      5      SOLE VOTING POWER
     SHARES               51,803
  BENEFICIALLY
    OWNED BY       6      SHARED VOTING POWER
      EACH                0
    REPORTING
   PERSON WITH     7      SOLE DISPOSITIVE POWER
                          51,803

                   8      SHARED DISPOSITIVE POWER
                          0

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          51,803

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [   ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .3%

12        TYPE OF REPORTING PERSON*

          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

                  (a)  Name of Issuer.
                       ---------------

                  Corsair Communications, Inc., a Delaware corporation (the "Issuer").

                  (b)  Address of Issuer's Principal Executive Offices.
                       ------------------------------------------------

                  The Issuer's principal executive offices are located at 3408 Hillview Avenue, Palo Alto, California 94394

ITEM 2.
                  (a) Names of Persons Filing.
                      ------------------------

                  This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii) Jon
W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) John V. Jaggers ("Jaggers"); and (vi) Charles H.Phipps ("Phipps").

                  SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers and Phipps are the general partners of SRB IV.

                  (B)  Address of Principal Business Office.
                       -------------------------------------
                  The principal business office of each of SR IV, SRB IV, Bayless, Jaggers, Phipps and Management Company is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow is 169 University Avenue, Palo Alto, California 94301.

                  (C)  Citizenship.
                       ------------

                  SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers and Phipps are each U.S. citizens.

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                  (D) Title of class of Securities.
                      -----------------------------
                  This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

                  (E)  CUSIP Number.
                       -------------
                  220 406 10 2

ITEM 3.

                  This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.           OWNERSHIP.

                  (a)  Amount Beneficially Owned.
                       --------------------------

                         (i) Each of SR IV and SRB IV beneficially owns no shares of Common Stock.

                         (ii) Bayless beneficially owns 56,303 shares of Common Stock.

                         (iii) Dow beneficially owns 63,302 shares of Common Stock.

                         (iv) Jaggers beneficially owns 36,069 shares of Common Stock.

                         (v) Phipps beneficially owns 51,803 shares of Common Stock.

                  (b)  Percent of Class.(1)
                       -----------------
                         (i)   SR IV and SRB IV -- none.

                         (ii)  Bayless -- .4%

                         (iii) Dow -- .3%

                         (iv)  Jaggers -- .2%

                         (v)   Phipps -- .3%

--------
    (1) According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.

                  (c) Power to vote or direct the vote and dispose or direct the disposition of securities.
                       ------------------------------

                           (i)(a) Each of SR IV and SRB IV has sole power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                              (b) Each of SR IV and SRB IV has shared power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                           (ii)     (a) Phipps has sole power to vote or dispose
                                        or to direct the vote or disposition of
                                        51,803 shares of Common Stock.

                                    (b) Phipps has shared power to vote or
                                        dispose of no shares of Common Stock.

                           (iii)    (a) Bayless has sole power to vote or
                                        dispose or to direct the vote or
                                        disposition of 56,303 shares of Common
                                        Stock.

                                    (b) Bayless has shared power to vote or
                                        dispose or to direct the vote or
                                        disposition of no shares of Common
                                        Stock.

                           (iv)     (a) Dow has sole power to vote or dispose or
                                        to direct the vote or disposition of
                                        7,500 shares of Common Stock.

                                    (b) Dow has shared power to vote or dispose
                                        or to direct the vote or disposition of
                                        55,802 shares of Common Stock.

                           (v)      (a) Jaggers has sole power to vote or
                                        dispose or to direct the vote or
                                        disposition of 36,069 shares of Common
                                        Stock.

                                    (b) Jaggers has shared power to vote or
                                        dispose or to direct the vote or
                                        disposition of no shares of Common
                                        Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                        SIGNATURES/SIGNED IN COUNTERPART

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    SEVIN ROSEN FUND IV L.P.

                                    By: SRB Associates IV L.P.,
                                         General Partner


Dated:  February 14, 2000           By:   /s/ John V. Jaggers
                                       ---------------------------------------
                                            John V. Jaggers, a General Partner


                                    SRB ASSOCIATES IV L.P.


Dated:  February 14, 2000           By:   /s/ John V. Jaggers
                                        --------------------------------------
                                            John V. Jaggers, a General Partner


Dated:  February 14, 2000                 /s/ John V. Jaggers
                                        --------------------------------------
                                        Jon W. Bayless, by John V. Jaggers,
                                        Attorney-in-Fact


Dated:  February 14, 2000               /s/ John V. Jaggers
                                        --------------------------------------
                                        Stephen M. Dow, by John V. Jaggers,
                                        Attorney-in-Fact



Dated:  February 14, 2000               /s/ John V. Jaggers
                                        --------------------------------------
                                        John V. Jaggers


Dated:  February 14, 2000                /s/ John V. Jaggers
                                        --------------------------------------
                                        Charles H. Phipps, by John V. Jaggers,
                                        Attorney-in-Fact


Dated:  February 14, 2000                /s/ John V. Jaggers
                                        --------------------------------------
                                        Jennifer Gill Roberts,
                                        by John V. Jaggers, Attorney-in-Fact